Greektown Superholdings, Inc. 10-Q

Exhibit 10.23

Execution Version

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the 5th day of July, 2011 between Greektown Superholdings, Inc., a Delaware corporation (the “Company”), and Michael Puggi (“Executive”).  The Agreement shall be effective as of June 15, 2011 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive, and Executive is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1.              Employment.  The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve as the Company’s President and Chief Executive Officer, and to render services to the Company and its subsidiaries, divisions and affiliates, during the Employment Period set forth in Section 3, subject to the terms and conditions hereinafter set forth.  During the Employment Period, Executive shall report to the Executive Chairman (the “Chairman”) of the Company’s Board of Directors (the “Board”), or if there is no such Chairman, Executive shall report to the Board.

Section 2.              Duties.  As President and Chief Executive Officer of the Company, Executive shall carry out such duties as are customarily associated with the positions of president and chief executive officer of a comparable publicly traded company, which duties shall however in all cases be subject to policies set by, and at the direction and control of, the Board. During the Employment Period, Executive shall be afforded the full protection of the indemnification generally available to officers and directors under the Company’s by-laws and shall be subject to the policies applicable to the Company’s senior executives, as may be in effect from time to time (including, without limitation, any share ownership and bonus clawback policies).

Section 3.              Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date, and, unless sooner terminated pursuant to Section 7 hereof, shall continue until the close of business on the date immediately preceding the third anniversary of the Effective Date (the “Employment Period”); provided, however, that the Employment Period may be extended upon the mutual written consent of the Company and Executive.

Section 4.              Extent of Services.

(a)           General.  During the Employment Period, Executive shall devote his full time and attention and give his best efforts, skills and abilities exclusively to the management and operations of the Company and its business and the business of its subsidiaries, divisions and affiliates. During the Employment Period, Executive shall, if elected or appointed, serve as an executive officer and/or director of any subsidiary, division or affiliate of the Company and shall hold, without any compensation other than that provided for in this Agreement, the offices and directorships in the Company and in any such subsidiary, division or affiliate to which Executive may, at any time or from time to time, be elected or appointed.

(b)           Work Location.  During the Employment Period, Executive shall be required to perform his services hereunder at the Company’s offices in Detroit, Michigan and at such other places as are required for the effective management of the Company and its business and the business of its subsidiaries, divisions and affiliates (including required business travel).  Notwithstanding the foregoing, as a condition to the Company’s employment of Executive hereunder, Executive shall be required to reside in a hotel suite (the “Suite”) provided by the Company at its hotel and casino located at 555 E. Lafayette Blvd., Detroit, Michigan 48226 (the “Casino”) for up to the first six months of the Employment Period (the “Orientation Period”).  The Suite is being provided to Executive as a convenience to the Company to permit Executive to carry out his duties to the Company during the Orientation Period, which shall include (i) visiting the Casino floor throughout the day and night to familiarize himself with the Company’s operations and personnel and (ii) meeting and greeting the Casino’s customers.  Executive shall also be required to make the Suite available to conduct his business meetings. Executive and the Company acknowledge and agree that, during the Employment Period, Executive may maintain a residence outside the State of Michigan (currently, in the Las Vegas, Nevada metropolitan area).

(c)           Outside Activities.  During the Employment Period, Executive may not, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the Board’s prior written consent.

Section 5.              Compensation and Benefits.

(a)           Base Salary. During the Employment Period, Executive shall receive as compensation for his services a salary at the rate of Five Hundred and Fifty Thousand Dollars ($550,000) per annum payable in equal installments at such intervals as the Company pays its senior executive officers generally (the “Base Salary”).  The Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, with input from the Chairman; provided, however, that Executive’s Base Salary shall not be reduced below Five Hundred and Fifty Thousand Dollars ($550,000) per annum during the Employment Period without his prior written consent.

(b)           Equity Compensation.  During the Employment Period, Executive shall be eligible to receive equity incentive awards pursuant to the Company’s equity compensation plans, as may be in effect from time to time in the sole discretion of the Compensation Committee.  In addition, Executive shall be granted the following equity incentive award under the Greektown Superholdings, Inc. Stock Incentive Plan (the “Plan”) within 20 days after the Effective Date:

(i)           Restricted Stock Units.  7,000 restricted stock units (covering shares of Class A Common Stock) pursuant to the terms of the Plan and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “New Hire Restricted Stock Unit Award”).

(c)           Annual Incentive Compensation.  Executive shall be eligible to earn incentive compensation during the Employment Period as follows:

(i)           Generally.  During the Employment Period, Executive shall be eligible to earn an annual performance-based cash bonus based on such individual and/or Company performance goals as may be reasonably determined by the Compensation Committee.  The performance goals (tied to the Company’s fiscal year-currently a calendar year) established by the Compensation Committee shall include a target performance goal, a maximum performance goal and/or such other goals as the Compensation Committee shall determine to be appropriate. Executive’s target and maximum bonus opportunities with respect to each fiscal year during the Employment Period shall be 75% of Base Salary and not less than 100% of Base Salary, respectively; provided, however, that the Compensation Committee, in its discretion, may establish bonus opportunities at less than 75% of Base Salary in order to provide Executive with bonus compensation in the event that, with respect to the relevant performance period, performance equals or exceeds a threshold level of performance established by the Compensation Committee but does not equal or exceed the target level of performance established by the Compensation Committee.  To the extent that Executive’s bonus opportunity with respect to the 2011 fiscal year is based on Company performance, it shall relate only to the performance of the Company after the Effective Date.   In addition, any bonus earned by Executive with respect to the 2011 fiscal year shall be pro-rated based on the number of days during the 2011 fiscal year that Executive was employed by the Company.

(ii)           Bonus Payment.  All bonuses payable under this Section 5(c) shall be paid to Executive by no later than March 15th of the fiscal year following the fiscal year in which the bonus was earned.  Notwithstanding anything contained herein to the contrary, and except as otherwise provided in Sections 7(b)(i), 7(b)(ii), 7(b)(iii) and 7(b)(iv), payment of any bonus under this Section 5(c) shall be contingent on Executive’s employment on the bonus payment date.

(d)           Employee Benefits

(i)           During the Employment Period, Executive shall be eligible to participate in the Company’s employee benefit plans (such as health, medical, dental, life insurance and retirement plans) on the same basis as the Company’s other senior executive officers.

(ii)           During the Employment Period, Executive shall be entitled to four weeks of paid vacation per year (pro-rated for any partial years worked).  Any vacation time that is not used by Executive as of the end of the vacation year to which it relates shall be forfeited for no additional compensation; provided, however, that if business circumstances or requirements prevent Executive, as determined by the Compensation Committee, from using all available vacation time in the vacation year, Executive shall, with the consent of the Compensation Committee, be allowed to carry-over such number of unused vacation days to the following vacation year as may be determined in the sole discretion of the Compensation Committee; provided further, however, that any unused vacation days so carried over that are not taken in such next vacation year shall be forfeited for no additional compensation.

(iii)           During the Employment Period, the Company shall reimburse Executive for the cost of airfare (first class) for up to twenty-eight (28) round trips per calendar year between Detroit, Michigan and either Las Vegas, Nevada or New Jersey, provided, however, that the foregoing in no way limits Executive’s right to reimbursement for travel expenses (including airfare) incurred while on Company business in accordance with Section 6 hereof.

(e)           Relocation Benefits.  Notwithstanding anything contained herein to the contrary, if the Company and Executive mutually agree, within the first twenty-four (24) months of the Employment Period, that Executive’s permanent relocation to the Detroit metropolitan area would be in the best interests of the Company, the Company and Executive shall enter into a relocation agreement providing for the reimbursement of (i) reasonable moving expenses incurred by Executive in connection with such relocation (but not in excess of $75,000) and (ii) the real estate commissions incurred by Executive in connection with selling his current primary residence (but only to the extent that such commissions are at a rate that does not exceed 6% of the selling price).

(f)           Tax Withholding.  All payments to Executive or his estate made pursuant to this Agreement shall be subject to such withholding as may be required by any applicable laws.

Section 6.              Expense Reimbursements.

(a)           General.  During the Employment Period, the Company shall reimburse Executive for all reasonable and itemized out-of-pocket expenses incurred by Executive in the ordinary course of the Company’s business, provided such expenses are properly reported to the Company in accordance with its accounting procedures.

(b)           Legal Fees.  The Company shall reimburse Executive for the legal fees and expenses that he incurs in connection with the negotiation and execution of the Agreement, but not in an amount in excess of $5,000.  Such reimbursement shall be made within 30 days after submission by Executive of evidence of the incurrence of such expenses, but in no event shall such reimbursement be made later than March 15, 2012.

Section 7.              Termination.

(a)           General.  The Employment Period and Executive’s employment with the Company may be terminated by either the Board on behalf of the Company or Executive as provided in this Section 7(a).  Upon any termination of employment, Executive shall resign, and shall be deemed to have resigned, from all positions he then holds with the Company and its subsidiaries and affiliates.   Following any termination of Executive’s employment hereunder, all obligations of the Company and the Executive under this Agreement shall terminate except as otherwise expressly provided in this Agreement.

(i)           Death and Disability.  The Employment Period and Executive’s employment with the Company shall terminate immediately upon Executive’s death.  In addition, the Company may terminate the Employment Period and Executive’s employment with the Company immediately due to his “Total Disability,” which shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of 90 days or longer or for 120 days or more in any 12-month period.

(ii)           Termination by the Company With or Without Cause.  The Company may immediately terminate the Employment Period and Executive’s employment with or without “Cause.”   Cause shall mean (i) Executive’s conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of a felony or other crime involving moral turpitude; (ii) Executive’s willful and continued failure or refusal to satisfactorily perform such services as may be reasonably delegated or assigned to Executive, consistent with his position, by the Board; (iii) Executive’s willful misconduct or gross negligence in connection with the performance of his duties that negatively affects Executive’s ability to perform his duties for the Company or adversely affects the Company, (iv) Executive’s material breach of any of the terms or conditions of the Agreement, or (v) Executive is no longer permitted to provide the services required hereunder pursuant to any “Legal Requirement” which,  for purposes of this Agreement,  shall mean any and all present and future judicial and administrative rulings or decisions, and any and all present and future federal, state, and local laws, ordinances, rules, regulations, permits, licenses and certificates applicable to the Company, Greektown Casino, LLC, a Michigan limited liability company, the Casino (or any subsequent hotel and/or casino controlled, directly or indirectly, by any of the foregoing entities) or Executive, including without limitation, the Michigan Gaming Control and Revenue

Act of 1997, MCL 432.201 et. Seq. (as such act may be amended and in effect from time to time) and the Michigan Gaming Control Board, or such successor entity.  If the Company intends to terminate Executive with Cause pursuant to subsections (ii) or (iv) herein, prior to any such termination, the Company shall deliver written notice to Executive of its intention to terminate Executive for Cause and such notice shall identify in specific detail the acts or omissions alleged to constitute Cause.  Following receipt of such written notice and prior to any with Cause termination, Executive shall have fifteen (15) calendar days to (1) rebut the facts or circumstances, to the satisfaction of the Board, upon which the Company is relying upon for the with Cause termination and/or (2) cure the acts or omissions alleged to constitute Cause, if such acts or omissions are capable of cure, to the reasonable satisfaction of the Board.   For purposes of this Section, no action or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done by the Executive in bad faith and without a reasonable belief that his action or omission was in the best interests of the Company.

(iii)           Termination by Executive With or Without Good Reason.  Executive may terminate his employment with the Company at any time with or without “Good Reason” upon forty-five (45) calendar days’ advance written notice to the Company (provided that the Company may shorten such notice period in its sole discretion; provided further, however, that if the Company shortens such notice period, it shall continue his Base Salary through the remainder of such notice period). “Good Reason” shall mean, without Executive’s consent (i) a reduction in Executive’s duties, authority or responsibilities such that he no longer has the duties, authority or responsibilities typically provided to the chief executive officer of a comparable company; (ii) a material reduction in Base Salary or the failure to pay compensation when owed, other than inadvertent mistakes or failures which are corrected; or (iii) any requirement by the Company that Executive reside in any location other than the Detroit, Michigan or Las Vegas, Nevada metropolitan areas.

(b)           Severance.

(i)           General.  In the event of any termination of  Executive’s employment by the Company or Executive during the Employment Period, Executive shall be entitled to receive all accrued but unpaid base salary, all accrued but unused vacation time (including any accrued but unused carry-over vacation time previously approved by the Compensation Committee in accordance with Section 5(d)(ii)) for the vacation year in which the termination occurs (other than in the event of a termination for Cause), reimbursement for all unreimbursed business expenses incurred prior to such termination that are otherwise reimbursable, and all vested benefits earned under the Company’s employee benefit plans in accordance with the terms thereof.  In addition, in the event of a termination due to death or Disability, Executive shall be entitled to receive any bonus that was earned under Section 5(c) in the fiscal year prior to the fiscal year of termination, but that had not yet been paid as of the date of such termination (with such bonus to be paid at the time set forth in Section 5(c)).

(ii)           Termination Without Cause or Termination for Good Reason – Not in Connection with a Change in Control.  In the event that the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, in either case, during the Employment Period and not within twelve (12) months following a Change in Control (as defined below), Executive shall be entitled to receive the following benefits:

(1)           an amount equal to one times his Base Salary, payable in equal installments in accordance with the Company’s payroll practices, as may be in effect from time to time, over the 12-month period following such termination; and

(2)           any bonus earned in a prior completed fiscal year that has not been paid as of Executive’s termination date, with such bonus to be paid at the time bonuses for such year are paid to the Company’s senior executives.

(iii)           Termination Without Cause or Termination for Good Reason – In Connection with a Change in Control.  In the event that the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, in either case, during the Employment Period and within 12 months following the occurrence of a Change in Control, Executive shall be entitled to receive the following benefits:

(1)           an amount equal to two times his Base Salary, payable in equal installments in accordance with the Company’s payroll practices, as may be in effect from time to time, over the 24-month period following such termination;

(2)           an amount equal to the bonus earned by the Executive under Section 5(c) in the fiscal year preceding the fiscal year in which such termination occurred (which amount shall be presumed to be $206,250 in the event that such termination occurs prior to January 1, 2012), with such amount to be paid within 60 days following such termination; and

(3)           any bonus earned in a prior completed fiscal year that has not been paid as of Executive’s termination date, with such bonus to be paid at the time bonuses for such year are paid to the Company’s senior executives.

(iv)          Expiration of Employment Period.     In the event that (i) the Employment Period expires as a result of the Company not offering to renew the Employment Period, or not offering Executive a new employment agreement with a term of at least one year and base salary and bonus opportunity at least as favorable in the aggregate as in effect immediately prior to the expiration of the Employment Period and (ii) Executive terminates his employment or the Company terminates Executive’s employment other than for reasons that would constitute Cause had the Employment Period not so expired, in each case, during the six month period following the expiration of the Employment Period, then Executive shall be entitled to receive an amount equal to one-half of his Base Salary, payable in equal installments in accordance with the Company’s payroll practices, as may be in effect from time to time, over the 12-month period following such termination.

For purposes of this Agreement, a Change in Control shall mean (i) the acquisition in one or more transactions by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) but excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries and (C) each Permitted Holder (as defined below), of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; (ii) the consummation of a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation; (iii) the acquisition by any “person” (as such term is used for purposes of Section

13(d) or Section 14(d) of the Exchange Act), other than a Permitted Holder, in a single transaction or in a series of related transactions occurring during any period of 12 consecutive months, of assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or (iv) if, at any time during the 12 month period following the occurrence of an acquisition that would have constituted a Change in Control under clause (i) above but for the fact that the acquiring “person” was a Permitted Holder, the individuals who served on the Board immediately prior to such acquisition cease to constitute a majority of the Board (provided that any director elected or appointed to serve on the Board after such acquisition will be deemed to have been on the Board immediately prior to such acquisition if his election or nomination is approved by a majority of the individuals who served on the Board immediately prior to such acquisition), in each case, provided that such transaction satisfies the requirements of Section 409A(2)(a)(v) of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this Agreement, a “Permitted Holder” means each individual, trust, company or other person or entity, who, as of the date of this Agreement, is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5% or more of the voting power of the Company’s outstanding voting securities.

(v)           General Release of Claims.  Notwithstanding the foregoing, the payments and benefits set forth in Sections 7(b)(ii), 7(b)(iii) and 7(b)(iv) hereof are contingent upon Executive’s execution of a release of claims in form and substance satisfactory to the Company, such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the date of such termination of employment.  In the event that such 60-day period overlaps two calendar years but such release becomes effective in such first calendar year, then any amounts owed under Sections 7(b)(ii), 7(b)(iii) or 7(b)(iv) hereof that would have otherwise been paid in such first calendar year shall be withheld and paid to Executive in a lump sum on the first payroll date of such second calendar year, with any remaining amounts to be paid as if no such delay had occurred

(vi)           Code Section 280G.  Notwithstanding any provision contained herein to the contrary, in the event that any payments or benefits (including, without limitation, any acceleration of vesting or severance) owed to Executive under this Agreement, the Plan or otherwise, when combined with any other payments or benefits owed to Executive (such payments, the “Total Payments”), would subject Executive to the excise tax under Section 4999 of the Code or would not be deductible (in whole or in part) as the result of the application of Code Section 280G, then the Total Payments shall be reduced by the minimum amount necessary such that none of the Total Payments are subject to the excise tax under Code Section 4999 or would fail to be deductible (in whole or in part) as the result of the application of Code Section 280G.  Any determinations regarding the application of Code Sections 280G or 4999 to the Total Payments shall be made by tax counsel selected by the Company and reasonably acceptable to Executive, with such determinations to be binding on the parties hereto.  Any reduction in Total Payments hereunder shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Code Section 280G at full value rather than accelerated value, with the highest value reduced first; next any non-cash, non-equity-based benefits, with the latest scheduled benefit reduced first; finally any equity or equity derivatives based on accelerated value shall be reduced with the highest value reduced first (with all equity and equity derivative values to be determined under Treasury Regulation Section 1.280G-1, Q&A 24).

Section 8.               Representations, Warranties and Acknowledgements of Executive.

(a)           Executive represents and warrants that his experience and capabilities are such that the provisions of Section 9 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Section 9.  For purposes of this Section 8, references to the “Company” shall include the Company, its subsidiaries, divisions and affiliates.

(b)           Executive acknowledges that (i) during Executive’s employment with the Company, Executive will continue to have access to Confidential Information (as defined below); (ii) such Confidential Information is proprietary, material and important to the Company and its non-disclosure is essential to the effective and successful conduct of the Company’s business; (iii) the Company’s business, its customers’ business and the businesses of other companies with which the Company may have commercial relationships could be damaged by the unauthorized use or disclosure of this Confidential Information; and (iv) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret, and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s advantage or the advantage of others.

(c)           Executive acknowledges that as the Company’s President and Chief Executive Officer, Executive will (i) be put in a position of trust and confidence and have access to Confidential Information, (ii) supervise the operations and employees of the Company, (iii) continue to be in contact with customers and prospective customers and  (iv) be responsible for the formulation and implementation of the Company’s strategic plans.

(d)           Executive acknowledges that as the Company’s President and Chief Executive Officer, it is essential for the Company’s protection that Executive be restrained following the termination of Executive’s employment with the Company from (i) soliciting or inducing any of the Company’s employees to leave the Company’s employ, (ii) hiring or attempting to hire any of the Company’s employees, (iii) soliciting the Company’s customers and suppliers for a competitive purpose and (iv) competing against the Company for a reasonable period of time.

(e)           Executive represents and warrants that Executive is not bound by any other agreement, written or oral, which would preclude Executive from fulfilling all the obligations, duties and covenants in this Agreement. Executive also represents and warrants that Executive will not use, in connection with his employment under this Agreement, any materials which may be construed to be confidential to a prior employer or other persons or entities.

Section 9.               Executive’s Covenants and Agreements.

(a)           Executive agrees to devote Executive’s entire productive time, ability and attention to the Company’s business during the Employment Period. Executive further agrees not to, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the Board’s prior written consent.

(b)           Executive agrees to abide by and comply with all personnel and company practices and policies applicable to Executive.

(c)           Executive shall promptly and completely disclose to the Company and the Company will own all rights, title and interest to any Inventions (as defined below) made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained by Executive, alone or jointly with others, during Executive’s employment with the Company (whether or not such Inventions are made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained during working hours). Executive agrees to take all such action during employment with the Company or at any time thereafter as may be necessary, desirable or convenient to assist the Company in securing patents, copyright registrations, or other proprietary rights in such Inventions and in defending and enforcing the Company’s rights to such Inventions, including without limitation the execution and delivery of any instruments of assignments or transfer, affidavits, and other documents, as the Company may request from time to time to confirm the Company’s ownership of the Inventions. Executive represents and warrants that as of the date hereof there are no works, software, inventions, discoveries or improvements (other than those included in a copyright or patent of application therefor) which were recorded, written, conceived, invented, made or discovered by Executive before entering into this Agreement and which Executive desires to be removed from the provisions of this Agreement.

(d)           For purposes of this Agreement, “Inventions” means concepts, developments, innovations, inventions, information, techniques, ideas, discoveries, designs, processes, procedures, improvements, enhancements, modifications (whether or not patentable), including, but not limited to, those relating to hardware, software, languages, models, algorithms and other computer system components, and writings, manuals, diagrams, drawings, data, computer programs, compilations and pictorial representations and other works (whether or not copyrightable). Inventions does not include those which are made, developed, conceived, authored or obtained by Executive without the use of the Company’s resources and which do not relate to any of the Company’s past, present or prospective activities.

(e)           During and after Executive’s employment with the Company, Executive will hold all of the Confidential Information in the strictest confidence and will not use any Confidential Information for any purpose and will not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party, except as may be required in connection with the performance of Executive’s duties hereunder.

(f)           For purposes of this Agreement, “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Company or its customers, including without limitation about Inventions, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords and all other non-public information.  “Confidential Information” shall not, however, include any information which: (1) has become known in the Company’s industry through no wrongful disclosure or act of Executive or a third party; (2) has been rightfully received from a third party who obtained such information without restriction and who disclosed such information without breach of any agreement; (3) is in the public domain; or (4) is required by law to be disclosed; provided, however, that in the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential

 Information, then prior to such disclosure, Executive will provide the Company with prompt written notice so that the Company may seek (with Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement (in the event that such protective order or other remedy is not obtained, then Executive will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information).

(g)           All files, records, reports, programs, manuals, notes, sketches, drawings, diagrams, prototypes, memoranda, tapes, discs, and other documentation, records and materials in any form that in any way incorporate, embody or reflect any Confidential Information or Inventions will belong exclusively to the Company and Executive will not remove from the Company’s premises any such items under any circumstances without the prior written consent of the Company. Executive will deliver to the Company all copies of such materials in Executive’s actual or constructive control upon the Company’s request or upon termination of Executive’s employment with the Company and, if requested by the Company, will state in writing that all such materials were returned.

(h)           During Executive’s employment with the Company and continuing for a period of one-year thereafter, Executive agrees not to: (i) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected, directly or indirectly, as proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with, any entity that engages or intends to engage in any Competing Business (as defined below) in a Restricted Area (as defined below), (ii) directly or indirectly, solicit, interfere with or attempt to entice away from the Company, any employees of the Company or anyone who was one of the Company’s employees within 12 months prior to such contact, solicitation, interference or enticement, or (iii) contact, solicit, interfere with or attempt to entice away from the Company, any customer on behalf of a Competing Business.  A “Competing Business” shall mean a business engaged in the development, ownership, operation or management of gaming facilities or one or more hotels.  In the event that Executive’s employment is terminated by Executive other than for Good Reason, the “Restricted Area” shall be (A) any Canadian jurisdiction that is within a 200 mile radius of any hotel or gaming facility developed, owned, operated or managed by the Company or any hotel or gaming facility that, to the knowledge of the Executive, the Company proposes to develop, own, operate or manage and (B) anywhere in the United States (regardless of the proximity to any hotel or gaming facility developed, owned, operated or managed by the Company).  In the event that Executive’s employment is terminated by the Company for any reason or is terminated by Executive for Good Reason, the “Restricted Area” shall be any jurisdiction that is within a 200 mile radius of any hotel or gaming facility developed, owned, operated or managed by the Company or any hotel or gaming facility that, to the knowledge of the Executive, the Company proposes to develop, own, operate or manage.  Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 9(h) so long as Executive does not participate in the management of such company.  References in this Section 9 to the Company shall include the Company, its subsidiaries, divisions and affiliates.

Section 10.              Remedies.  Executive acknowledges that his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Company is obliged to resort to the courts for the enforcement of any of the covenants of Executive contained in Section 9 hereof, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.  Notwithstanding anything contained herein to the contrary, in the event that Executive breaches any of his obligations under Section 9, the Company’s obligation to provide any benefits to Executive under Sections 7(b)(ii), 7(b)(iii) or 7(b)(iv) hereof, as applicable, shall immediately terminate.

Section 11.              Code Section 409A.  This Agreement is intended to comply with Code Section 409A, and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death.  If Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Code Section 409A shall not be paid until Executive has experienced a “separation from service” within the meaning of Code Section 409A.  In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.  Each severance installment contemplated under Section 7 hereof shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).

Section 12.              Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

Section 13.              Notices.  All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:

To the Company:
Greektown Superholdings, Inc.
555 E. Lafayette Avenue
Detroit, Michigan 48226
Attention: Board of Directors

with a required copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention:  Allan S. Brilliant and Richard Goldberg
Facsimile:  (212) 698-0612 (Mr. Brilliant)
Facsimile:  (212) 698-0640 (Mr. Goldberg)

To Executive:

At his address in the Company’s records,

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 14.              Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law.

Section 15.              Governing Law; Arbitration.  The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of Michigan without giving effect to the conflicts of law provisions thereof.  Any dispute or controversy between the Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled only by binding arbitration in Detroit, Michigan administered by the American Arbitration Association in accordance with its rules for  Labor and Employment Disputes then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court in Detroit, Michigan having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive.  The Company shall bear all fees of the arbitrator, but each party shall be responsible for its or his own attorney’s fees and other expenses related to such arbitration; provided, however, that the arbitrator may award the prevailing party all or a portion of his or its reasonable attorney’s fees and costs.

Section 16.              Binding Effect and Assignability.  The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company.  This Agreement may be assigned by the Company.

Section 17.              Counterparts; Section Headings.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

Section 18.              Survival.  Notwithstanding the termination of this Agreement or Executive’s employment with the Company for any reason, Sections 7(b) and 8 through and including 19 shall survive any such termination.

Section 19.              Entire Agreement.  This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto (including, without limitation, any term sheets and offer letters). This Agreement may only be modified by an agreement in writing executed by both Executive and the Company.

*           *           *           *           *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 5th day of July, 2011.

GREEKTOWN SUPERHOLDINGS, INC.

/s/ George Boyer

By: George Boyer
Title: Executive Chairman

MICHAEL PUGGI

/s/ Michael Puggi

EXHIBIT A

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

GREEKTOWN SUPERHOLDINGS, INC.
555 E. Lafayette Blvd.
Detroit, MI 48226

July 5, 2011

Michael Puggi
143 Pin High Court
Henderson, Nevada 89074

Dear Mr. Puggi:

On July 1, 2011 (the “Grant Date”), pursuant to the Greektown Superholdings, Inc. Stock Incentive Plan (the “Plan”), Greektown Superholdings, Inc. (the “Company”) granted you 7,000 Restricted Stock Units (the “RSUs”).  The RSUs are subject to the terms and conditions of the Plan (which are incorporated herein by reference) and this letter agreement (the “Agreement”).  In the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan will control.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them by the Plan.

Each RSU represents the right to receive, upon settlement, one share of Common Stock, provided that the Committee may settle fractional RSUs in cash.  Until the RSUs are settled, they will be recorded in a bookkeeping reserve account (“Account”) established solely for the purpose of determining the amount payable to you in respect of the RSUs.  As of any date, the balance of such Account shall equal the value of the aggregate number of RSUs credited to such Account.

Subject to your continued employment with the Company and its Subsidiaries from the Grant Date through the applicable vesting date, 2,333 RSUs will become vested on each of the first two (2) anniversaries of the Grant Date and the remaining 2,334 RSUs will become vested on June 15, 2014.  In addition, all of the outstanding and unvested RSUs will become fully vested upon the occurrence of a Change in Control (as defined below), provided that you remain employed by the Company and its Subsidiaries from the Grant Date through the date of such Change in Control.  Notwithstanding the foregoing or anything contained herein to the contrary, in the event that your employment is terminated by the Company or its Subsidiaries without Cause or is terminated by you for Good Reason (as defined below), in either case, after the date on which the Company has entered into a definitive agreement that would result in a Change in Control but prior to the consummation thereof, the RSUs that were unvested as of the date of such termination shall remain outstanding following such termination and shall vest and be settled only on the date on which such Change in Control occurs; provided, however, that if such definitive agreement is terminated prior to the consummation of the transactions contemplated thereby, then such unvested RSUs shall be forfeited on such date with no compensation due to you in respect of such forfeited RSUs.

Except as otherwise provided in the immediately preceding paragraph, in the event that your employment terminates for any reason, any unvested RSUs (which shall not include any RSUs that vest as a result of a Change in Control, as described above) shall be immediately forfeited with no compensation due to you.  In addition, and notwithstanding anything contained herein to the contrary, in the event that your employment is terminated by the Company or any of its Subsidiaries for Cause, all vested RSUs shall be immediately forfeited with no compensation due to you.

To the extent outstanding and vested, your RSUs shall be settled within 30 days after the first to occur of (i) June 15, 2014, (ii) a Change in Control and (iii) your termination of employment with the Company and its Subsidiaries for any reason other than for Cause.  Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for hereunder would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall be paid (without interest) on the earlier of (i) the first business day of the seventh month following your separation from service or (ii) the 10th business day following your death.

For purposes of this Agreement, the terms “Change in Control” and “Good Reason” shall have the meanings set forth in your employment agreement with the Company, effective as of June 15, 2011 (the “Employment Agreement”).  In addition, your rights with respect to the RSUs shall be subject to Section 7(b)(v) of the Employment Agreement (which requires the reduction of certain payments and benefits to the extent necessary to avoid the imposition of any excise tax under Code Section 4999 or the loss of a deduction under Code Section 280G).

Upon (but not prior to) your receipt of shares of Common Stock in settlement of your RSUs, you shall become a holder of such Common Stock with the same rights and privileges (including voting and dividends) as other holders of Common Stock.  Notwithstanding the foregoing, in the event that any dividends are paid on shares of Common Stock after the Grant Date and prior to the settlement of the RSUs, your Account shall be credited with a number of additional RSUs, calculated by dividing (i) the product of (a) the whole number of RSUs held in your Account on the date the dividend is paid, times (b) the amount of such dividend with respect to one share of Common Stock, by (ii) the Fair Market Value of one share of Common Stock on the date such dividend is paid.  Such additional RSUs shall be credited to your Account on the date the applicable dividend is paid and shall be subject to the same restrictions (including, but not limited to, vesting and settlement) as the underlying RSUs on which the dividend is based.

The Company may impose any conditions on the RSUs it deems necessary or advisable to ensure compliance with the requirements of applicable securities and tax laws.  The Company shall not be obligated to issue or deliver any shares of Common Stock in settlement of your RSUs if, in the opinion of the Company’s counsel, all applicable laws, regulations and national securities exchange rules have not been complied with.

The Company shall have the right to withhold from any payroll or other amounts due and payable by the Company to you (or to secure payment from you in lieu of withholding) the amount of any withholding or other tax due with respect to the RSUs.  Notwithstanding anything contained in the Plan to the contrary, solely with the consent of the Committee, you may direct the Company to withhold shares of Common Stock otherwise payable to you in settlement of your RSUs to satisfy your tax withholding obligations.

The Committee may amend the terms of this Agreement to the extent it deems appropriate to comply with applicable law.  The construction and interpretation of any provision of this Agreement shall be final and conclusive when made by the Committee.

The RSUs constitute an unfunded, unsecured promise by the Company to pay you the value of the RSUs on the settlement date.  You will have no rights to any funds set aside by the Company to settle your RSUs.  Any such amounts shall belong to the Company only and shall at all times be subject to the claims of the Company’s general creditors.  You may not assign or otherwise transfer any of the RSUs to any other person and any attempt to accomplish the same shall be void.  Nothing in this Agreement shall confer on you the right to continue in the employ of, or to provide services to, the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate your employment or other service at any time.

In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement and the Agreement shall be enforced as if the illegal or invalid provision had not been included.  All obligations of the Company under this Agreement shall be binding upon and inure to the benefit of any successor to the Company.

This Agreement is intended to comply with Code Section 409A, and you and the Company agree to interpret, apply and administer this Agreement and the Plan in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

Except to the extent superseded by applicable federal law, this Agreement shall be construed according to the laws of the state of Delaware, without regard to the principles of conflict of laws.

[signature page follows]

Please sign and return a copy of this Agreement to Greektown Superholdings, Inc., 555 E. Lafayette Blvd., Detroit, MI 48226, Attn: Jason Pasko, designating your acceptance of the RSUs.  This acknowledgement must be returned within thirty (30) days; otherwise, this award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

GREEKTOWN SUPERHOLDINGS, INC.

By:
Name: George Boyer
Title: Executive Chairman

ACKNOWLEDGED AND ACCEPTED

Michael Puggi

Dated: